CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Crawford Dividend Opportunity Fund, a series of the Unified Series Trust, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Unified Series Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 17, 2012

Registered with the Public Company Accounting Oversight Board